Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Per Share Net Loss and Operating Loss of $(0.15) and $(0.13), Respectively, Including Catastrophe Losses of $3.27 Per Share, in Line with Midpoint of Preannounced Estimates; Book and Tangible Book Value per Share Essentially Unchanged

•	Pre-tax catastrophe losses, net of reinsurance and including reinstatement premiums, were $1,893 million in the quarter, including $650 million, $891 million, and $220 million from hurricanes Harvey, Irma, and Maria, respectively; $25 million from the earthquakes in Mexico; and $107 million from other catastrophe losses. After-tax catastrophe losses were $1,525 million in the quarter, or $3.27 per share.

•	Net loss was $(70) million in the quarter compared with net income of $1,360 million in the prior year. Operating loss was $(60) million in the quarter compared with operating income of $1,356 million in the prior year.

•	Excluding catastrophe losses, operating income was $1,465 million, or $3.12 per share, (1) compared with $1,463 million, or $3.10 per share, in the prior year.

•	Consolidated and P&C net premiums written were up 4.3% and 4.6%, respectively, to $7.9 billion and $7.4 billion. On a constant-dollar basis and excluding merger-related underwriting actions, (2) P&C net premiums written were up 4.0%.

•	The P&C combined ratio was 110.8%, compared with 86.0% in 2016. The P&C combined ratio excluding catastrophe losses was 84.7%. The P&C current accident year combined ratio excluding catastrophe losses was 88.5%, compared with 88.9% in 2016. P&C current accident year underwriting income excluding catastrophe losses was $839 million, up 5.6%.

•	Adjusted net investment income was a record $893 million, up 7.5%.

•	Operating cash flow was a record $1.8 billion.

•	Book value per share is up 0.5% from the prior quarter and 5.0% for the year. Tangible book value per share is down (0.3)% from the prior quarter and up 7.3% for the year.

(1)	Weighted-average shares outstanding used in calculating net loss and operating loss per share exclude the effect of dilutive securities of 3.8 million shares. The operating income excluding catastrophe loss per share measure includes the effect of these dilutive securities. Refer to page 13 for additional information.
(2)	Merger-related underwriting actions include the cancellation of certain portfolios or lines of business that do not meet company underwriting standards, and a one-time unearned premium reserve (UPR) transfer in 2016 (further detailed below under operating highlights).

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Chubb Limited News Release

ZURICH – October 26, 2017 – Chubb Limited (NYSE: CB) today reported a net loss for the quarter ended September 30, 2017 of $(70) million, or $(0.15) per share, compared with net income of $1,360 million, or $2.88 per share, for the same quarter last year. Operating loss was $(60) million, or $(0.13) per share, compared with operating income of $1,356 million, or $2.88 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 110.8% for the quarter driven by significant catastrophe losses. Book value per share increased 0.5% and tangible book value per share decreased (0.3)% from June 30, 2017 and now stand at $108.74 and $65.06, respectively. Book value and tangible book value were favorably impacted by net realized and unrealized gains of $162 million after-tax in the company’s investment portfolio. Additionally, foreign currency movement favorably impacted book value by $675 million after-tax and tangible book value by $337 million after-tax.

Chubb Limited

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2017	2016	Change	2017	2016	Change
Net (loss) income	$(70)	$1,360	NM	$(0.15)	$2.88	NM
Chubb one-time integration and merger-related expenses, net of tax	36	85	(57.6)%	0.08	0.18	(55.6)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	50	53	(5.7)%	0.11	0.11	0.0%
Adjusted net realized (gains) losses, net of tax	(76)	(142)	46.5%	(0.17)	(0.29)	41.4%

Operating (loss) income, net of tax	$(60)	$1,356	NM	$(0.13)	$2.88	NM

For the three months ended September 30, 2017 and 2016, the tax expenses (benefits) related to the table above were $(14) million and $(30) million, respectively, for Chubb one-time integration and merger-related expenses; $(18) million and $(26) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $8 million and $27 million, respectively, for adjusted net realized gains and losses; and $(61) million and $306 million, respectively, for operating income.

For the nine months ended September 30, 2017, net income was $2,328 million, or $4.94 per share, compared with $2,525 million, or $5.44 per share, for 2016. Operating income was $2,295 million, or $4.87 per share, compared with $3,433 million, or $7.40 per share, for 2016. The P&C combined ratio for the nine months ended September 30, 2017 was 96.0%. Book value per share increased 5.0% and tangible book value per share increased 7.3% from December 31, 2016. Book value and tangible book value were favorably impacted by net realized and unrealized gains of $835 million after-tax in the company’s investment portfolio and $96 million of after-tax realized gains in the company’s variable annuity reinsurance business. Additionally, foreign currency movement favorably impacted book value by $902 million after-tax and tangible book value by $459 million after-tax. Annualized ROE and operating ROE were 6.3% and 6.4%, respectively, for the year.

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Chubb Limited News Release

Chubb Limited

Nine Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2017	2016	Change	2017	2016	Change
Net income	$2,328	$2,525	(7.8)%	$4.94	$5.44	(9.2)%
Chubb one-time integration and merger-related expenses, net of tax	160	262	(38.9)%	0.34	0.56	(39.3)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	157	178	(11.8)%	0.33	0.39	(15.4)%
Adjusted net realized (gains) losses, net of tax	(350)	468	NM	(0.74)	1.01	NM

Operating income, net of tax	$2,295	$3,433	(33.2)%	$4.87	$7.40	(34.2)%

For the nine months ended September 30, 2017 and 2016, the tax expenses (benefits) related to the table above were $(73) million and $(106) million, respectively, for Chubb one-time integration and merger-related expenses; $(62) million and $(79) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $25 million and $22 million, respectively, for adjusted net realized gains and losses; and $353 million and $719 million, respectively, for operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “While it was a tough quarter for CATs, it’s the business we’re in. We experienced a series of significant natural catastrophes, including three hurricanes and two earthquakes, which will likely produce the third $100 billion-plus year for insured catastrophe losses globally for the industry in the last 12 years. We ran a 111% combined ratio and produced a loss of 13 cents per share, or essentially a quarter of our annual earnings, which is within our tolerance for risk and the amount of loss we would expect for these events. I’m proud of our claims and loss prevention organization’s response serving our customers in their time of need. They continue to distinguish our company. The Chubb brand is all about service – we truly aim to serve our customers and go beyond their expectations.

“Our underlying operating results demonstrate the strength and vitality of the company. P&C net premiums written grew about 4.5% in the quarter. Excluding the catastrophe losses, both operating earnings and underwriting results were simply excellent. Our two sources of income were both records in the quarter – net investment income, up 7.5%, and P&C current accident year underwriting income excluding catastrophe losses, up about 5.5%, with a current accident year combined ratio excluding catastrophes of 88.5%. We also had record operating cash flow of $1.8 billion.

“I believe we are at the beginning of a firming price environment, driven by years of soft pricing that has resulted in inadequate rates in many classes. The magnitude of this year’s CAT losses, which on a worldwide aggregate basis was between a one-in-five and one-in-10 year industry event, simply adds to the pressure to return to pricing that produces an adequate risk-adjusted return. In that regard, we intend as usual to demonstrate leadership.

“Our company is in great shape from the perspectives of risk management, growth opportunity and financial efficiency. We are investing aggressively in our future while delivering results to shareholders today, and we are optimistic about the future.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2017 were as follows:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2017	2016	Change
Consolidated
Net premiums written	$7,902	$7,573	4.3%
Net (loss) income	$(70)	$1,360	NM
P&C
Net premiums written	$7,363	$7,041	4.6%
Net premiums written constant-dollar		$7,039	4.6%
Net premiums written constant-dollar – excluding merger-related underwriting actions (1.3 pts) and one-time UPR transfer in 2016 (-1.9 pts)			4.0%

Underwriting (loss) income	$(784)	$1,002	NM
Combined ratio	110.8%	86.0%
Current accident year underwriting income excluding catastrophe losses	$839	$797	5.6%
Current accident year combined ratio excluding catastrophe losses	88.5%	88.9%

Global P&C (excludes Agriculture)
Net premiums written	$6,437	$6,192	4.0%
Net premiums written constant-dollar		$6,189	4.0%
Net premiums written constant-dollar – excluding merger-related underwriting actions (1.4 pts) and one-time UPR transfer in 2016 (-2.1 pts)			3.3%
Underwriting (loss) income	$(870)	$912	NM
Combined ratio	113.6%	85.7%
Current accident year underwriting income excluding catastrophe losses	$752	$717	5.3%
Current accident year combined ratio excluding catastrophe losses	88.2%	88.8%

•	Merger-related underwriting actions adversely impacted P&C net premiums written growth by $87 million, or 1.3 percentage points. In addition, net premiums written growth was favorably impacted by $128 million, or 1.9 percentage points, from a one-time unearned premium reserve (UPR) transfer in 2016 which reduced net premiums written in the prior year. Excluding merger-related underwriting actions and the one-time UPR transfer, P&C net premiums written increased 4.0%.

•	Net premiums earned increased 1.5%. Excluding merger-related underwriting actions, P&C net premiums earned were up 2.9% compared to prior year.

•	The P&C current accident year combined ratio excluding catastrophe losses was 88.5%, compared to 88.9% in the prior year, which included an adverse impact of 0.5 percentage points from initial year purchase accounting adjustments related to the acquisition of The Chubb Corporation (Chubb Corp). Excluding the purchase accounting adjustments, the P&C current accident year combined ratio excluding catastrophe losses were virtually flat with the prior year.

•	Total pre-tax and after-tax catastrophe losses for the quarter were $1,893 million (26.0 percentage points of the combined ratio) and $1,525 million, respectively, compared with $144 million (2.0 percentage points of the combined ratio) and $107 million, respectively, last year.

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Chubb Limited News Release

•	Total pre-tax and after-tax favorable prior period development for the quarter were $270 million (3.7 percentage points of the combined ratio) and $206 million, respectively, compared with $349 million (4.9 percentage points of the combined ratio) and $252 million, respectively, last year. Favorable prior period development is net of a pre-tax environmental liability run-off charge in the company’s Brandywine operations of $77 million in the current quarter and $52 million in the prior year. Additionally, the prior year included a reserve take-down of $25 million related to an individual legacy liability case.

•	Adjusted net investment income, which excludes a purchase accounting adjustment of $80 million, was a record $893 million. Adjusted net investment income for the quarter included a $44 million final distribution related to a co-investment by Chubb with one of the company’s private equity fund partners.

•	Share repurchases totaled $232 million, or approximately 1.6 million shares, during the quarter. The company has repurchased approximately 5.0 million shares for $707 million through September 30, 2017.

•	Net loss reserves increased $2,318 million in the quarter, primarily reflecting the significant catastrophe loss events in the period.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2017 are presented below:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2017	2016	Change
North America Commercial P&C Insurance
Net premiums written	$3,089	$3,110	(0.6)%
Net premiums written – excluding merger-related underwriting actions (1.8 pts)			1.2%
Combined ratio	109.6%	86.2%
Current accident year combined ratio excluding catastrophe losses	88.7%	89.4%

North America Personal P&C Insurance
Net premiums written	$1,194	$1,011	18.0%
Net premiums written – excluding one-time UPR transfer in 2016 (-13.2 pts) (1)			4.8%
Combined ratio	120.8%	84.4%
Current accident year combined ratio excluding catastrophe losses	77.5%	78.8%

Overseas General Insurance
Net premiums written	$1,963	$1,940	1.2%
Net premiums written constant-dollar		$1,941	1.2%
Net premiums written constant-dollar – excluding merger-related underwriting actions (1.5 pts)			2.7%
Combined ratio	101.6%	81.2%
Current accident year combined ratio excluding catastrophe losses	90.6%	91.1%

(1)	The prior year included a one-time unearned premium reserve (UPR) transfer of $128 million which reduced net premiums written in Q3 2016.

•	North America Agricultural Insurance: Net premiums written increased 9.0%. The combined ratio was 90.4%, compared with 88.9%. The current accident year combined ratio excluding catastrophe losses was 90.3%, compared with 90.1%.

•	Global Reinsurance: Net premiums written increased 47.1%, or 47.9% in constant dollars, primarily due to net reinstatement premiums collected of $37 million related to catastrophe loss events in the quarter as well as a new treaty written of $14 million. The combined ratio was 187.4%, compared with 66.3%. The current accident year combined ratio excluding catastrophe losses was 82.2%, compared with 78.1%.

•	Life Insurance: Segment income was $64 million, compared with $69 million. International life insurance net premiums written and deposits collected increased 28.1% in constant dollars.

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Chubb Limited News Release

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2017, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Friday, October 27, 2017, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-395-3241 (within the United States) or 719-325-2402 (international), passcode 7430195. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Friday, November 10, 2017, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be

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Chubb Limited News Release

indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results.

Operating income excluding catastrophe losses excludes the impact of catastrophe losses due to the significant size and number of these events in the third quarter of 2017 which could obscure the underlying operating results. We believe this measure provides a better evaluation of our operating performance and enhances the understanding of the trends in our property and casualty business. Operating income and Operating income excluding catastrophe losses should not be viewed as a substitute for net income determined in accordance with GAAP. References to operating income mean net of tax, whether or not noted.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and loss on the crop derivatives.

Current accident year P&C combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, for 2016, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Net premiums written excluding merger-related underwriting actions and one-time unearned premium reserve (UPR) transfer in 2016 is a non-GAAP performance measure. Since the acquisition of the Chubb Corp, we have entered into new reinsurance agreements with third-party reinsurers for the Chubb Corp businesses and have taken other merger-related underwriting actions, including exiting certain types of business that do not meet our underwriting standards or adhere to our risk diversification strategy. We also excluded the net premiums written related to a one-time UPR transfer in 2016

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Chubb Limited News Release

that reduced premiums in the prior year. We believe that this measure is meaningful to evaluate trends in our underlying business on a comparable basis.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb integration and related expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees. Chubb integration and related expenses also include interest expense related to the $5.3 billion senior notes issued in November 2015 in order to finance a portion of the Chubb Corp acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and is included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 32-37 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, net investment income, and effective tax rate.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2017	December 31 2016
Assets
Investments	$102,424	$99,094
Cash	1,088	985
Insurance and reinsurance balances receivable	9,551	8,970
Reinsurance recoverable on losses and loss expenses	14,799	13,577

Goodwill and other intangible assets	22,265	22,095
Other assets	17,292	15,065

Total assets	$167,419	$159,786

Liabilities
Unpaid losses and loss expenses	$64,153	$60,540
Unearned premiums	15,456	14,779
Other liabilities	37,339	36,192

Total liabilities	$116,948	$111,511

Shareholders’ equity
Total shareholders’ equity	50,471	48,275

Total liabilities and shareholders’ equity	$167,419	$159,786

Book value per common share	$108.74	$103.60
Tangible book value per common share	$65.06	$60.64
Book value per common share excluding cumulative translation losses (1)	$110.41	$107.17
Tangible book value per common share excluding cumulative translation losses (1)	$66.57	$63.10

(1)	Cumulative translation losses were $776 million in 2017 ($702 million on tangible and $74 million on intangible net assets) and $1.7 billion in 2016 ($1,147 million on tangible and $516 million on intangible net assets)

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2017		2016	2017	2016
Gross premiums written	$9,710		$9,483	$27,416	$26,146
Net premiums written	7,902		7,573	22,193	21,207
Net premiums earned	7,807		7,688	21,816	21,690
Losses and loss expenses	6,247		4,269	14,182	12,197
Policy benefits	169		155	500	427
Policy acquisition costs	1,488		1,514	4,334	4,487
Administrative expenses	714		772	2,096	2,373
Net investment income	813		739	2,328	2,121
Net realized gains (losses)	(10)		100	84	(510)
Interest expense	150		152	451	451
Other income (expense):
Gains (losses) from separate account assets	24		22	70	22
Other	94		69	263	70
Amortization of purchased intangibles	65		4	194	16
Chubb integration expenses	50		115	233	361
Income tax expense (benefit)	(85)		277	243	556

Net income (loss)	$(70)		$1,360	$2,328	$2,525

Diluted earnings per share:
Operating income (loss)	$(0.13	) (1)	$2.88	$4.87	$7.40
Net income (loss)	$(0.15	) (1)	$2.88	$4.94	$5.44

Weighted average diluted shares outstanding	466.4	(1)	471.4	471.6	464.1

(1)	For the three months ended September 30, 2017, weighted-average shares outstanding used in calculating net loss and operating loss per share excludes the effect of dilutive securities of 3,820,673 shares. In periods where a net loss or operating loss is recognized, inclusion of incremental dilution is antidilutive.

P&C combined ratio
Loss and loss expense ratio	83.4%	57.0%	67.3%	58.0%
Policy acquisition cost ratio	18.6%	19.3%	19.5%	20.3%
Administrative expense ratio	8.8%	9.7%	9.2%	10.7%

P&C combined ratio	110.8%	86.0%	96.0%	89.0%

P&C underwriting income (loss)	$(784)	$1,002	$807	$2,223

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	13

Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Gross Premiums Written
North America Commercial P&C Insurance	$3,922	$3,832	$11,665	$10,877
North America Personal P&C Insurance	1,338	1,323	3,892	3,666
North America Agricultural Insurance	1,303	1,240	2,039	1,921
Overseas General Insurance	2,377	2,383	7,503	7,393
Global Reinsurance	202	143	642	624
Life Insurance	568	562	1,675	1,665

Total	$9,710	$9,483	$27,416	$26,146

Net Premiums Written
North America Commercial P&C Insurance	$3,089	$3,110	$9,035	$8,657
North America Personal P&C Insurance	1,194	1,011	3,433	3,113
North America Agricultural Insurance	926	849	1,390	1,288
Overseas General Insurance	1,963	1,940	6,169	6,012
Global Reinsurance	191	131	580	562
Life Insurance	539	532	1,586	1,575

Total	$7,902	$7,573	$22,193	$21,207

Net Premiums Earned
North America Commercial P&C Insurance	$3,016	$3,086	$9,156	$9,130
North America Personal P&C Insurance	1,117	1,081	3,296	3,245
North America Agricultural Insurance	898	819	1,256	1,169
Overseas General Insurance	2,064	2,034	6,018	6,082
Global Reinsurance	185	156	542	543
Life Insurance	527	512	1,548	1,521

Total	$7,807	$7,688	$21,816	$21,690

Segment income (loss)
North America Commercial P&C Insurance	$212	$900	$2,101	$2,537
North America Personal P&C Insurance	(180)	216	206	440
North America Agricultural Insurance	84	88	197	150
Overseas General Insurance	131	530	756	1,167
Global Reinsurance	(81)	120	146	338
Life Insurance	64	69	178	203
Corporate	(189)	(97)	(448)	(204)

Total	$41	$1,826	$3,136	$4,631

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	14